Exhibit 10.3

November 7, 2026

Nadia Waheed

Chief Medical Officer

Ocular Therapeutix, Inc.

14 Crosby Drive, 3rd Floor

Bedford, Massachusetts 01730

Dear Nadia:

This letter agreement (this "Letter Agreement") sets forth the additional compensation that Ocular Therapeutix, Inc. (the "Company") will provide to you in recognition of your additional responsibilities as the lead of the Company's newly formed Governance Committee, which is responsible for cross-functional oversight of preparations for the commercialization of OTX-TKI, reporting to the Company’s Chief Executive Officer (the “CEO”). This Letter Agreement supplements your Employment Agreement with the Company dated April 15, 2024, as it may be amended from time to time (the "Employment Agreement"). Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in your Employment Agreement.

1.	Performance period and responsibilities. The period covered by this Letter Agreement begins on November 1, 2026 and ends on December 31, 2027 (the "Performance Period"). During the Performance Period, you will continue to lead the Governance Committee and perform the related responsibilities assigned by the CEO, including cross-functional oversight of the Company's preparations for the commercialization of OTX-TKI. These responsibilities are in addition to your duties as Chief Medical Officer.
2.	Monthly leadership payments. Subject to this Letter Agreement, in recognition of your service as the lead of the Governance Committee, the Company will pay you $12,500 for each full calendar month of the Performance Period (the "Monthly Leadership Payments"). The Monthly Leadership Payments will be paid in two equal installments of $6,250 per month on the Company's regular semi-monthly payroll dates, less applicable deductions and withholdings. The first payment following execution of this Letter Agreement will include a one-time additional bonus payment of $50,000, less applicable deductions and withholdings, in recognition of your prior service as lead of the Governance Committee (the “Recognition Bonus”). Except as provided below for a partial month, each Monthly Leadership Payment is conditioned on your continued employment and continued service as lead of the Governance Committee.
3.	Governance Committee performance bonus. In connection with your service as the lead of the Governance Committee, you are eligible to receive a discretionary performance bonus of up to $112,500, less applicable deductions and withholdings (the "Performance Bonus"). Except as provided in Sections 4 and 5 of this Letter Agreement, the amount of the Performance Bonus, if any, will be determined by the Compensation Committee of the Board of Directors, upon the recommendation of the CEO, based on your performance of the Governance Committee leadership responsibilities during the Performance Period and the Company’s performance; provided, however, that if a Corporate Change has occurred prior to the determination of the amount of any Performance Bonus but no Executive Change has occurred, the amount of any Performance Bonus will be determined by the Pre-Closing CEO. You must be employed by the Company as of December 31, 2027 in order to be eligible for and to earn the Performance Bonus. Any Performance Bonus will be paid to you in a lump sum no later than March 15, 2028.
4.	Effect of termination. Except as provided in Section 5 of this Letter Agreement, the following provisions apply if your employment with the Company ends:

a)	The Monthly Leadership Payments will cease as of your termination date. The Company will pay any unpaid Monthly Leadership Payment accrued through the date of your termination, prorated for any partial month based on the number of calendar days elapsed in that month. No Monthly Leadership Payment attributable to a period after your termination date will be paid or due to you, whether as severance or otherwise.
b)	As noted above, you must be employed by the Company as of December 31, 2027 in order to be eligible for and to earn the Performance Bonus. If your employment ends after December 31, 2027 but before any Performance Bonus has been paid, the amount of the Performance Bonus shall be treated as an “Accrued Obligation” under your Employment Agreement.

5.	Corporate Change protections.
a)	For purposes of this Section 5, the following definitions shall apply:
(i)	"Pre-Closing CEO" means the individual serving as the CEO immediately before the closing of a Corporate Change.
(ii)	An "Executive Change" shall have occurred if, following a Corporate Change but before the amount of any Performance Bonus has been determined, the Pre-Closing CEO no longer has authority substantially equivalent to the authority held immediately before closing over material strategic and operational decisions relating to OTX-TKI.
(iii)	An "Employment CIC Event" occurs if, during the Protected Period (as defined in the Employment Agreement), (i) the Company terminates your employment without Cause or (ii) you resign for Good Reason.
(iv)	A "Governance CIC Event" occurs if, during the Protected Period and without your written consent, (i) you are removed as lead of the Governance Committee, (ii) the Governance Committee is discontinued, disbanded or abandoned, or ceases to have responsibility for cross-functional oversight of preparations for the commercialization of OTX-TKI, or (iii) your authority, duties or responsibilities relating to the Governance Committee or its oversight of preparations for the commercialization of OTX-TKI are materially diminished. For the avoidance of doubt, a Governance CIC Event will not, by itself, constitute Good Reason under the Employment Agreement or entitle you to any severance or other payment or benefit under the Employment Agreement.
(v)	"Qualifying CIC Event" shall mean an Employment CIC Event or a Governance CIC Event. An event occurring before the closing of a Corporate Change will constitute a Qualifying CIC Event only if the Corporate Change subsequently closes; however, the date on which the event actually occurred will be used to determine the remaining Monthly Leadership Payments payable under this Section 5.
b)	If an Executive Change occurs while you remain employed by the Company, but an Employment CIC Event or Governance CIC Event has not occurred, provided that, to the extent permitted by applicable law, you execute and do not revoke a general release of claims agreement in substantially the form attached to the Employment Agreement as Exhibit A (modified by the Company to reflect your continued employment), which the Company will provide to you promptly following the Executive Change and which must become effective no later than the 60th day following the Executive Change or such earlier date as designated by the Company, the Company will pay you the maximum $112,500 Performance Bonus, less applicable taxes and withholdings, in a lump sum on the first regular payroll date following the date the release agreement described above becomes effective.

c)	Any Executive Change alone will not impact the Monthly Leadership Payments, which will continue in accordance with Section 2 while you remain employed and continue serving as lead of the Governance Committee.
d)	If an Employment CIC Event occurs, and provided you execute and do not revoke a general release of claims agreement in substantially the form attached to the Employment Agreement as Exhibit A, in addition to any severance benefits for which you are eligible under the Employment Agreement, the Company will pay you an amount equal to the Monthly Leadership Payments that would have been paid to you from your termination date through December 31, 2027, less all applicable taxes and withholdings, as well as the maximum $112,500 Performance Bonus, less applicable taxes and withholdings, to the extent not already paid pursuant to Section 5(b) above (the “Additional Severance”). The Additional Severance shall be paid to you in a lump sum on the first payroll date following the later of (i) the date the release agreement becomes effective and (ii) if the Employment CIC Event occurred before the Corporate Change, the date of the Corporate Change, and in accordance with the terms and conditions related to the payment of severance set forth in the Employment Agreement.
e)	If a Governance CIC Event occurs, this Letter Agreement shall be terminated and the Company will pay you an amount equal to the Monthly Leadership Payments that would have been paid to you from the termination date through December 31, 2027, less all applicable taxes and withholdings, as well as the maximum $112,500 Performance Bonus, less applicable taxes and withholdings, to the extent not already paid pursuant to Section 5(b) above (the “Governance Payment”), provided that, to the extent permitted by applicable law, you execute and do not revoke a general release of claims agreement in substantially the form attached to the Employment Agreement as Exhibit A (modified by the Company to reflect your continued employment), which the Company will provide to you promptly following the later of the Governance CIC Event and, if the event occurred before the Corporate Change, the date of the Corporate Change and which must become effective no later than the 60th day following such later date or such earlier date as designated by the Company. The Governance Payment shall be paid to you in a lump sum on the first payroll date following the effective date of the release agreement.
f)	For the avoidance of doubt, (i) no payments described in this Section 5 will result in any duplicate payment, (ii) your death or Disability will not, by itself, constitute a Qualifying CIC Event, and (iii) all payments under this Section 5 remain subject to the terms and conditions of Sections 4(d) and 4(e) of the Employment Agreement concerning Section 409A and Section 280G, respectively and as applicable.
g)	To the extent that the period during any payment that may be made under this Letter Agreement begins in one taxable year and ends in another taxable year, the payment will be made in the later taxable year. Neither you nor the Company will have discretion to select the taxable year of payment.
6.

Relationship to Employment Agreement. The Monthly Leadership Payments, the Recognition Bonus, and any Performance Bonus, will not be treated as base salary, will not be taken into account in determining your annual Bonus described in Section 3(b) of the Employment Agreement, and will not be treated as compensation used to calculate severance, benefits or any other payment under the Employment Agreement or any employee benefit plan, except to the extent required by applicable law or the governing plan document. If this Letter Agreement conflicts with the Employment Agreement, this Letter Agreement will control solely with respect to the Monthly Leadership Payments, the Recognition Bonus, and the Performance Bonus. Further, for the avoidance of doubt, you shall not be eligible or entitled to receive any continued or additional payments in connection with any continued service on the Governance Committee or related responsibilities following December 31, 2027.

7.

Other terms. This Letter Agreement does not alter the at-will nature of your employment or any other term of the Employment Agreement. This Letter Agreement is governed by the laws of the Commonwealth of Massachusetts, without regard to conflict-of-laws principles. It may be amended only by a written agreement signed by you and the Company. It may be executed in counterparts and by electronic signature, each of which will be deemed an original and all of which together will constitute one instrument.

Please confirm your agreement by signing below.

OCULAR THERAPEUTIX, INC.

By:	/s/ Donald Notman
Name:	Donald Notman
Title:	Chief Operating Officer

AGREED AND ACCEPTED:

Novem
Signature:	/s/ Nadia Waheed
Name:	Nadia Waheed
Date:	November 8, 2026